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                                                                     Exhibit 5.1

                         York International Corporation
                            631 South Richland Avenue
                            York, Pennsylvania 17403
                                 (717) 771-7890

August 6, 2004

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

      Re:   York International Corporation
            Amended and Restated 2002 Omnibus Stock Plan

Ladies and Gentlemen:

This opinion is delivered in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 1,750,000 shares (the "Shares") of Common Stock, par value $.005 per share, of York International Corporation, a Delaware corporation (the "Company"), to be issued in connection with the Company's Amended and Restated 2002 Omnibus Stock Plan (the "2002 Plan") pursuant to a registration statement on Form S-8 filed on the date hereof (the "Registration Statement").

The undersigned is the Vice President, General Counsel and Secretary of the Company and is familiar with the Company's charter, by-laws, and resolutions of the Company authorizing the issuance of the Shares and with the Registration Statement.

Based upon the foregoing, the undersigned is of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action and will be, when issued as authorized under the 2002 Plan and for the consideration described therein, validly issued, fully paid and nonassessable.

The undersigned consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

Very truly yours,


/s/ JANE G. DAVIS

Jane G. Davis
Vice President, Secretary and
General Counsel